Exhibit 99.1

Press Release	For More Information Contact:
For Immediate Release	Nils Erdmann	Investor Relations
Pixar Animation Studios
(510) 752-3374
	John Buckley	Brainerd Communicators
(212) 986-6667

Pixar Reports Third Quarter Financial Results

EMERYVILLE, CA - (November 8, 2005) Pixar Animation Studios (Nasdaq: PIXR) today announced financial results for its fiscal third quarter ended October 1, 2005. For the quarter, Pixar earned $27.4 million, or $0.22 per diluted share on revenues of $45.8 million. These results compare to earnings of $22.4 million, or $0.19 per diluted share on revenues of $44.5 million, achieved in the year-ago quarter.

For the nine months ended October 1, 2005, Pixar earned $122.0 million, or $0.99 per fully diluted share on revenues of $233.5 million. This compares to earnings of $86.5 million, or $0.73 per fully diluted share on revenues of $164.6 million for the nine months ended October 2, 2004.

“Our performance this quarter highlights the ongoing value of our growing film library,” said Pixar CEO Steve Jobs. “Looking forward, the marketing campaign for Cars, our studio’s seventh feature film, is revving up as we prepare for its release next June. It is going to take your breath away.”

The company will discuss its third quarter 2005 earnings results and fiscal year 2005 business outlook during the conference call to be held today, Tuesday, November 8, 2005, at 5:00 p.m. Eastern Time, 2:00 p.m. Pacific Time. The call, hosted by Pixar’s Chairman and Chief Executive Officer, Steve Jobs, and Executive Vice President and Chief Financial Officer, Simon Bax, can be accessed by dialing 800-230-1059 (U.S.) or 612-288-0337 (Int’l) approximately 10 minutes prior to the start time. Additionally, a replay of the call will be provided through Tuesday, November 15, 2005 until midnight EST. To access the replay, please call 800-475-6701 (U.S.) or 320-365-3844 (Int’l) and reference the reservation code: 800076.

Pixar will also provide live audio streaming of its third quarter 2005 results conference call. The webcast will be accessible through Pixar’s web site at http://www.pixar.com/investor/index.html.

About Pixar Animation Studios

Pixar Animation Studios combines creative and technical artistry to create original stories in the medium of computer animation. Pixar has created six of the most successful and beloved animated films of all time: Toy Story, A Bug’s Life, Toy Story 2, Monsters, Inc., Finding Nemo and The Incredibles. Pixar has won 18 Academy Awards® and its six films have grossed more than $3.2 billion at the worldwide box office to date. The Northern California studio will release its next film, Cars, on June 9, 2006.

This release contains forward-looking information regarding Pixar’s targeted release date for Pixar’s next film and actual results may differ materially. Factors that could cause delays in the release of the film include, but are not limited to: (1) the uncertainties related to production delays; (2) financing requirements or other marketing or distribution factors; (3) personnel availability; (4) external socioeconomic and political events; and (5) the release dates of competitive films. Please refer to Pixar’s 2004 Form 10-K, 2005 Second Quarter Form 10-Q and other filings with the Securities and Exchange Commission, particularly the sections on risks, for important factors that could cause actual results to differ.

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Pixar Animation Studios

Condensed Statements of Income

(Unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Revenue:
Film	$41,528	$40,416	$222,886	$155,221
Software	4,284	4,047	10,607	9,355

Total revenue	45,812	44,463	233,493	164,576

Cost of revenue:	3,587	4,204	35,318	16,545

Gross profit	42,225	40,259	198,175	148,031

Operating expenses:

Research and development	2,575	4,218	8,504	11,770
Sales and marketing	1,460	737	2,974	1,744
General and administrative	4,453	3,828	12,748	9,921

Total operating expenses	8,488	8,783	24,226	23,435

Income from operations	33,737	31,476	173,949	124,596

Interest income and other	7,395	3,088	17,954	8,473

Income before income taxes	41,132	34,564	191,903	133,069

Income tax expense	13,724	12,143	69,906	46,521

Net income	$27,408	$22,421	$121,997	$86,548

Basic net income per share	$0.23	$0.20	$1.03	$0.77

Diluted net income per share	$0.22	$0.19	$0.99	$0.73

Shares used in computing basic net income per share	118,594	113,802	118,087	112,652

Shares used in computing diluted net income per share	123,091	119,344	123,054	118,228

Pixar Animation Studios

Condensed Balance Sheets

(Unaudited,	in thousands)

	October 1, 2005	January 1, 2005
ASSETS

Cash and investments	$1,043,664	$854,784
Receivables, net	31,511	81,962
Prepaid expenses and other assets	2,955	2,227
Deferred income taxes	75,277	70,424
Property and equipment, net	126,293	125,602
Capitalized film production costs, net	163,762	140,038

Total assets	$1,443,462	$1,275,037

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$1,746	$5,392
Income taxes payable	26,197	14,077
Other accrued liabilities	14,811	26,971
Unearned revenue	13,223	8,502

Total liabilities	55,977	54,942

Shareholders’ equity:

Common stock	734,522	687,387
Accumulated other comprehensive loss	(3,953)	(2,211)
Retained earnings	656,916	534,919

Total shareholders’ equity	1,387,485	1,220,095

Total liabilities and shareholders’ equity	$1,443,462	$1,275,037